As filed with the Securities and Exchange Commission on April 15, 2008
Registration No. 333-__________
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

BRITTON & KOONTZ CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	64-0665423
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

500 Main Street
Natchez, Mississippi 39120
 (Address, including zip code, of principal executive offices)
____________________

BRITTON & KOONTZ CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE COMPENSATION PLAN
(Full title of the plan)
_______________________

W. Page Ogden	Copy to:
President and Chief Executive Officer	Jane E. Armstrong, Esq.
Britton & Koontz Capital Corporation	Phelps Dunbar LLP
500 Main Street	365 Canal Street, Suite 2000
Natchez, Mississippi 39120	New Orleans, Louisiana 70130
(601) 445-5576	(504) 566-1311
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $2.50 par value(3)	115,000(3)	$15.08	$1,734,200	$69(3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), the number of shares of common stock registered hereby shall be subject to adjustment to prevent dilution by reason of a stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the 1933 Act and computed on the basis of the average of the high and low sales prices per share of Britton & Koontz Capital Corporation common stock, $2.50 par value per share, as reported on The NASDAQ Capital Market on April 9, 2008.

(3)
Pursuant to General Instruction E of Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) (“Interpretation 89”), 86,337 shares (the “Carry-Forward Shares”) of the 115,000 registered for issuance under the 2007 Long-Term Incentive Compensation Plan are being carried forward from a Registration Statement on Form S-8 filed on January 29, 1997 (File No. 333-20631) (the “1997 Form S-8”) in connection with the Britton & Koontz Capital Corporation Long-Term Incentive Plan, a predecessor to the 2007 Long-Term Incentive Compensation Plan described herein.  The registrant is concurrently filing Post-Effective Amendment No. 1 to the 1997 Form S-8 to reflect the carry forward of shares registered thereunder to this Registration Statement.

A total registration fee of $725 has been paid with respect to the 1997 Form S-8.  Pursuant to General Instruction E and Interpretation 89, no additional registration fee is due with respect to the Carry-Forward Shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the 1933 Act.

EXPLANATORY NOTE

Britton & Koontz Capital Corporation
2007 Long-Term Incentive Compensation Plan

On April 24, 2007, the shareholders of Britton & Koontz Capital Corporation (the “Registrant”) approved the Britton & Koontz Capital Corporation 2007 Long-Term Incentive Compensation Plan (the “2007 LTIP”).  The 2007 LTIP replaces the Britton & Koontz Long-Term Incentive Plan (the “Prior Plan”), which expired by its terms in 2006.  Shares of the Company’s $2.50 par value common stock registered for issuance under the Prior Plan are being carried forward for issuance under the 2007 LTIP.  See Note 3 to the Calculation of Registration Fee table above for more information.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*  Item 1.                      Plan Information.

*  Item 2.                      Registrant Information and Employee Plan Annual Information.

*  The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and are hereby incorporated by reference into this Registration Statement:

(1)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 14, 2008;

(2)           The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 25, 2008, February 20, 2008, February 27, 2008 and February 28, 2008, except that information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated into this Registration Statement by reference; and

(3)           The description of the Registrant’s common stock contained in the Amendment No. 1 to Form S-4 Registration Statement of the Registrant, filed with the Commission on October 27, 2000 (Registration No. 333-47982).

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing by the Registrant of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

The Mississippi Business Corporation Act (the “MBCA”) contains provisions that directly affect the liability of officers and directors to the corporations and stockholders whom they serve.  Article 8, Subarticle E of the MBCA (Section 79-4-8.50 et seq.) contains provisions that permit Mississippi corporations to indemnify their directors and officers, as well as certain other individuals who act on behalf of such corporations.  Article 8, Subarticles C and D (Section 79-4-8.30 et seq. and 79-4-8.40 et seq.) set forth the standards of conduct required for directors and officers, respectively, of a Mississippi corporation.

Section 79-4-8.30 of the MBCA provides that directors of a Mississippi corporation are required to discharge the duties of their position in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances in a like position and in a manner reasonably believed to be in the best interests of the corporation.  This section specifically provides that in considering the best interests of the corporation, the director must consider the interests of the corporation’s stockholders.  A director is allowed to rely in good faith on information provided to him or her by the corporation’s officers, legal counsel, accountants, other experts and board committees on which he or she is not a member. Section 79-4-8.42 imposes the same standards of conduct on officers of a Mississippi corporation, except there is no specific provision regarding the interests of the stockholders.  Officers are allowed to rely in good faith on information provided to them by other officers, legal counsel, accountants and other experts.

Section 79-4-8.33 imposes personal liability of directors to the Mississippi corporation and its stockholders for distributions made in excess of standards established by Mississippi law or in the corporation’s articles of incorporation.  The MBCA also provides that a Mississippi corporation cannot indemnify a director, as allowed by the provisions of the MBCA discussed below, in circumstances where, in his performance as a director, he has received a financial benefit to which he is not entitled, he intentionally inflicts harm on the corporation or its stockholders or he intentionally violates any criminal law.  Section 79-4-2.02(b)(4) permits a Mississippi corporation to include indemnification provisions in its articles of incorporation addressing acts other than those outlined above.

Article Eighth of the Registrant’s Restated Articles of Incorporation complies with the permitted indemnification provision of Section 79-4-2.02(b)(4).  Article Eighth provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for any act or failure to act as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Registrant or the stockholders, (c) a violation of Section 79-4-8.33 of the MBCA or (d) an intentional violation of criminal law.

Section 79-4-8.53 of the MBCA specifically provides that a Mississippi corporation may advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director.  Such advances may be made under the MBCA only after the director delivers (1) a written affirmation that he met the relevant standard or conduct or that the proceeding involved conduct for which liability has been eliminated under the corporation’s articles of incorporation and (2) a written undertaking to repay any advanced funds if it is determined that the director was not entitled to mandatory indemnification and did not otherwise meet the applicable standards of conduct.  Article VI, Section 6.05 of the Registrant’s by-laws, as amended, provides that expenses (including attorneys’ fees) incurred in defending a claim may be paid by the Registrant in advance of the final disposition of the claim upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such advanced amount if and to the extent it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

Section 79-4-8.56 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as a director.  Article VI, Sections 6.01 and 6.04 of the Registrant’s by-laws provide that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed by law against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person.  Any such indemnification must be specifically authorized upon a determination that indemnification is proper under the circumstances.  Such determination is to be made by the board of directors or the stockholders.

Further, indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification. Article VI, Section 6.03 of the Registrant’s by-laws specifically provides for such indemnification.

Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability.  Article VI, Section 6.07 of the Registrant’s by-laws permits the Registrant to obtain such insurance.

The MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions.  Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

Exhibit                      Description of Exhibit

4.1
Restated Articles of Incorporation of Britton & Koontz Capital Corporation, as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2006.

4.2
By-Laws of Britton & Koontz Capital Corporation, as amended and restated, incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-5 filed with the Commission on March 14, 2008.

4.3
Shareholder Rights Agreement dated June 1, 1996, between Britton & Koontz Capital Corporation and Britton & Koontz First National Bank, as Rights Agent, incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-20631, filed with the Commission on January 29, 1997.

4.4
Amendment No. 1 to Rights Agreement dated as of August 15, 2006, by and between Britton & Koontz Capital Corporation and Britton & Koontz Bank, N.A., incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 17, 2006.

5.1	Opinion of Phelps Dunbar LLP dated April 15, 2008 as to the legality of the securities being registered.

23.1	Consent of Hannis T. Bourgeois, LLP.

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the Signature Page attached hereto).

99.1
Britton & Koontz Capital Corporation 2007 Long-Term Incentive Compensation Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Commission on March 21, 2007.

Item 9.                                Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers of shares are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natchez, State of Mississippi, on the 22nd day of April, 2008.

BRITTON & KOONTZ CAPITAL CORPORATION

April 15, 2008                 By:     /s/ W. Page Ogden
         W. Page Ogden, President and Chief
                                    Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints W. Page Ogden and William M. Salters, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Britton & Koontz Capital Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with Britton & Koontz Capital Corporation 2007 Long-Term Incentive Compensation Plan, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ W. Page Ogden	President and Chief	April 15, 2008
Executive Officer
(Principal Executive Officer)

/s/ William M. Salters	Chief Financial Officer	April 15, 2008
(Principal Financial and
Accounting Officer)

/s/ Robert R. Punches	Chairman and Director	April 15, 2008

/s/ R. Andrew Patty II	Vice Chairman and Director	April 15, 2008

/s/ W.W. Allen, Jr.	Director	April 15, 2008

/s/ Craig A. Bradford, DMD	Director	April 15, 2008

/s/ A.J. Ferguson	Director	April 15, 2008

/s/ Bethany L. Overton	Director	April 15, 2008

/s/ George R. Kurz	Director	April 15, 2008

/s/ Vinod K. Thukral, Ph.D.	Director	April 15, 2008

EXHIBIT INDEX

Exhibit                      Description of Exhibit

4.1*
Restated Articles of Incorporation of Britton & Koontz Capital Corporation, as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2006.

4.2*
By-Laws of Britton & Koontz Capital Corporation, as amended and restated, incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-5 filed with the Commission on March 14, 2008.

4.3*
Shareholder Rights Agreement dated June 1, 1996, between Britton & Koontz Capital Corporation and Britton & Koontz First National Bank, as Rights Agent, incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-20631, filed with the Commission on January 29, 1997.

4.4*
Amendment No. 1 to Rights Agreement dated as of August 15, 2006, by and between Britton & Koontz Capital Corporation and Britton & Koontz Bank, N.A., incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 17, 2006.

5.1	Opinion of Phelps Dunbar LLP dated April 15, 2008 as to the legality of the securities being registered.

23.1	Consent of Hannis T. Bourgeois, LLP.

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the Signature Page attached hereto).

99.1*
Britton & Koontz Capital Corporation 2007 Long-Term Incentive Compensation Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Commission on March 21, 2007.

_________________
*	Incorporated herein by reference as indicated.